Exhibit 99.1

FRIDAY, JUNE 30, 2017

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING OF JACKSONVILLE HOTEL

Williamsburg, Virginia – June 30, 2017 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced that it successfully executed a $35.5 million secured loan with Wells Fargo Bank collateralized by a first mortgage on the Doubletree by Hilton Jacksonville Riverfront Hotel in Jacksonville, Florida.  The loan carries a 7 - year term, a fixed interest rate of 4.88%, and amortizes on a 30 - year schedule. The proceeds from the loan were used to repay the existing first mortgage and for general corporate purposes.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in eleven hotel properties, comprising 2,838 rooms, and an interest in the Hyde Resort & Residences, a luxury condo hotel. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Marriott International, Inc. brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648